EXHIBIT 99.1

Q1 2009 K12 INC Earnings Conference Call

November 14, 2008

Company Participants
Keith Haas; K12 Inc.; VP, Financial Analysis & IR
Ron Packard; K12 Inc.; CEO
John Baule; K12 Inc.; COO, CFO

Conference Call Participants
Suzi Stein; Morgan Stanley; Analyst
Jeff Silber; BMO Capital Markets; Analyst
Sara Gubins; Merrill Lynch; Analyst
Amy Junker; Robert W. Baird & Company, Inc.; Analyst
Ariel Sokol; Wedbush Morgan Securities, Inc.; Analyst
Giri Krishnan; Credit Suisse; Analyst

Operator: Good day, ladies and gentlemen, and welcome to the First Quarter 2009 K12 Inc. Earnings Conference Call. My name is Lacy, and I’ll be your coordinator for today. At this time all participants are in a listen-only mode. We will be facilitating a question and answer session towards the end of this conference.

(Operator Instructions)

As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today’s call, Mr. Keith Haas, Vice President — Financial Planning and Investor Relations.

Keith Haas: Thank you. Good morning and welcome to the K12 First Quarter Fiscal Year 2009 Earnings Conference Call. Before we begin, the company would like to remind you that statements made during this conference call, and that are not historical facts, may be considered forward-looking statements, made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied. In addition, this conference call contains time-sensitive information that reflects management’s best analysis only as of the date of this live call.

K12 does not undertake any obligation to publicly update or revise any forward-looking statements. For further information concerning issues that could materially affect financial performance related to forward-looking statements, please refer to K12’s form 10Q filing and other related company documents filed with the SEC, on the Investor Relations sections of our Website, www.k12.com.

In addition to disclosing results in accordance with generally accepted accounting principles in the US, or GAAP, we will discuss certain information that is considered non-GAAP financial information. A reconciliation of this non-GAAP financial information, to the most closely comparable GAAP information, was included in our earnings release yesterday, and is also posted on the Investor Relations section of our website.

This call is open to the public and is being webcast simultaneously on our website, and will be available for replay there for 60 days. With me on today’s call are Ron Packard, founder and Chief Executive Officer, and John Baule, Chief Operating Officer and Chief Financial Officer. Following our prepared remarks, we will answer any questions you may have. I will now turn the call over to Ron Packard.

Ron Packard: Good morning, and welcome to K12’s First Quarter Fiscal Year 2009 Earnings Call. The beginning of a new school year is always an exciting time at K12, and always filled with challenges, as we try to keep pace with the new school openings and greater student enrollment.

These developments also indicate that the option of a virtual education is becoming more accepted in the United States and globally, and, currently, we see no signs that this trend is slowing. For our shareholders who have invested in the K12 mission, I am pleased to report continued growth and return on your investment.

We completed the first quarter with revenue of $88.6 million, an increase of 49% over last year, and EBITDA of $13.6 million, over 60% more than last year’s amount. These results, again, were fueled primarily by an in enrollment in existing states.

EBITDA margin increased by 1.3 points, which is consistent with the 1% to 2% improvement I communicated with you on our September call. We are also pleased to see EBITDA grow even more rapidly than revenue, and we are seeing our model begin to scale.

EBITDA would have been even higher, if not for the expedited freight charges and shipping fuel charges that occurred in launch. Absent that, our margin would have been almost 2 percentage points higher.

Additionally, our gross margins were adversely impacted by our successful year in new state development. Because new schools are smaller than existing ones, these states have lower contributions, and they have an administrative structure with significantly fewer students. Our revenue numbers also include the results of new state expansions — Oregon, South Carolina, Indiana and Hawaii.

In Indiana — we successfully opened up hybrid schools in both Indianapolis and Muncie. In total, K12-managed schools now serve public school students in 21 states. We believe these four new states have the potential to grow at much, much higher rates than this quarter’s same-state average growth of approximately 37.5%. We, of course, continue to work to give parents a virtual-school option in every state. In fiscal 2009, new state development looks promising, but it is too early to know for certain.

In today’s difficult environment, we also see the public virtual-education model as an attractive value for states, as they are generally funded at a lower per-people rate than traditional brick-and-mortar schools, and can accommodate student population growth without the cost of new-school construction.

On the other hand, the extent the current economic situation puts pressure on state education expenditures. These reductions could hit virtual schools as well. Because most of the states have already set their budgets, we do not believe this will have a significant effect this year.

Current situation, however, will likely result in smaller increases and, perhaps, even decreases in a few states for the 2010 year. Historically, decreases have been a very rare occurrence. Because our growth is determined primarily by enrollment growth, as opposed to funding increases, we believe that the environment will not have a large effect on our future growth.

As many of our customers originate from referrals, we believe high customer satisfaction has contributed to the strong demand in existing states. We continue to invest in our offerings, not only in course development, but also in other services and applications that are likely to attract more students.

For example, this fall, we launched a social-networking site that allows students, teachers, and parents to communicate safely, creatively, and efficiently over the Internet. It’s just one of our innovations this quarter. Within the first month of introduction, we’ve seen this social- network site receive extremely high usage, and we’ve received great feedback from our customers.

Turning to our international business, the K12 International Academy is now fully operational, and we have already enrolled students from 18 different countries. This school allows students from all over the world to access K12’s innovative curriculum, systems and teaching practices.

This school is growing steadily, and now serves hundreds of students. We were also very happy with our enrollment in Dubai, and believe that this model will work in many foreign countries. We expect this school to grow rapidly. While it is not yet profitable, primarily because of the lack of scale and marketing spend, we expect it to be profitable the following year.

We are looking forward to the coming year, and are extremely pleased with the strong demand for our products and services. We expect revenues to be between $310 million and $320 million for the fiscal year 2009.

This increase in revenue will be driven primarily by enrollment growth, as per-pupil revenue goes up only slightly. We anticipate that our direct-to-consumer business and powerspeak language courses will also grow significantly this year, but not enough to have a material effect on our revenue.

All of these ancillary businesses should grow at rates much, much faster than our core business, and, therefore, become a larger part of our business going forward. As I mentioned at the start of the call, we generated a 1.5% gain in EBITDA margins for the first quarter. This would have been higher, if not for the unexpected freight charges and fuel surcharges.

Further, this margin increased, despite the investments we are making this year because of our new business lines could have a negative impact. While we could increase operating margins at a much faster rate in the near term, we are not convinced this approach would be in the best long-term interest of our shareholders.

We believe that the market opportunity right now is immense, and we can maximize the shareholder value by capitalizing on opportunities to grow our core business at high rates, and to take advantage of several significant targeted opportunities to leverage our existing assets.

These opportunities include global expansion, proliferation of our proprietary foreign-language courses, (inaudible) business, and further introduction of our curriculum into the classroom. We believe that our optimism is supported by the strong revenue growth we have experienced over the past two years, which has been much higher than 25% same-state growth we forecasted last year.

To continue this trend, we intend to invest both in student recruitment and educational quality, which will allow us to see the larger share of this rapidly expanding market. Focusing on growth is not only the best way to build long-term shareholder value, but is the way that we can help the highest number of children.

At K12, we are committed to delivering a world-class education to all children, regardless of geographic or economic circumstances. To provide you with more color, I will turn it over to John Baule to walk you through the first-quarter financial highlights.

John Baule: Thanks, Ron, and good morning. In general, the company had an excellent first quarter, with revenues growing 49.2% to $88.6 million, versus $59.4 million in the same quarter last year. The strong revenue growth was fueled by a 42.4% increase in enrollment to 56,233 as of September 30, 2008, the last day of our fiscal quarter.

Managed-school enrollment, as a percentage of total enrollment, grew to 85.4%, from 80.8% in the first quarter of the previous year. High-school enrollments increased to 20.9% of the total enrollment, up from 14.5% percent last year.

Analyzing the enrollment growth, 37.5% of the growth came from existing states — i.e., states in which we’ve operated for more than one year — and 4.8% came from states that were new in fiscal year 2009. These new states included South Carolina, Hawaii, Oregon and Indiana.

Finally, looking at growth from another perspective — in new and existing states combined, 27.1% of the overall 42.4% enrollment growth came from K- through-eight enrollment, and 15.3% from increased high-school enrollment.

Operating income increased by 53%, compared with the prior year, and increased 30 basis points as a percentage of revenue, due to 120-basis-point decline in selling and administrative expenses as a percentage of revenues, and a 180-basis-point decline in product-development expenses, which were partially offset by a 280-basis-point increase in instructional costs, as a percentage of revenues.

The 280-basis-point increase in instructional cost and services, as a percentage of revenue, was primarily due to three factors. The first factor was the increase in the percentage of enrollments associated with managed schools, from 80.5% to 85.4% in the prior year.

In a managed school, the company provides complete turnkey services to the school. In a non-managed school, the company provides our online curriculum, materials, and a limited set of services. As a result, enrollments associated with managed schools generate higher revenues and, also, higher costs as a percentage of revenues.

In addition, all of the schools we opened in the four new states are managed schools, and have higher costs as a percentage of revenues because they are not yet at scale and, specifically, in the case of the two Indiana schools, are hybrid schools requiring physical facilities.

The second factor leading to an increase in instructional costs and services as a percentage of revenues was the increase in high-school enrollments as a percentage of the total enrollment mix. High-school enrollments carry higher delivery costs, due to the higher cost for teachers, the higher capacity- utilization threshold resulting from the need for subject-specific teachers, incremental support services, such as guidance counseling and test preparation, and, most importantly, the fact that our high-school operations have not yet attained full scale.

Finally, we incurred unexpected incremental shipping costs in the first quarter, to expedite the shipment of materials to students, and also due to fuel surcharges. These increased incremental costs reduced operating margins by approximately 170 basis points, and offset reductions in the cost of materials attributable to higher purchasing volume.

The 120-basis-point reduction in selling and administrative expenses was attributable to increased leverage on corporate overhead, partially offset by increased investment in demand-generating activities such as recruiting students for the virtual public schools we serve, and investment in marketing for our new international school, the K12 International Academy, which totaled approximately $0.5 million in the first quarter, and reduced the overall reduction in selling and administrative expenses as a percentage of revenues by 60 basis points.

We also gained significant leverage on our fully developed product-assistance-development infrastructure, with a 180-basis-point reduction in these expenses as a percentage of revenues. For the first quarter, our book tax rate was 40.8%. This compares with a book tax rate of approximately 45% in the first quarter of the prior year, if you back out the $9.7 million one-time tax benefit that was attributable to the reversal of a portion of the deferred tax-asset-valuation allowance.

For the full year, we are projecting a book tax rate of 43% to 44%. The company anticipates that cash payments for taxes this year will be negligible, and as of September 30, 2008, the company had accumulated net operating losses of $67.7 million.

During the first quarter, we finalized the joint-venture agreement with a local partner in Dubai. The $400,000 reflected on the minority interest line represents the share of expenses in the joint venture attributable to our JV partner.

For the first quarter, net income was $5.9 million, or 6.7% of revenue. Excluding the aforementioned tax benefit of $9.7 million, net income for the same quarter in the prior year would have been $3.1 million, or 5.3% of revenues. On that basis, net income grew by approximately 90% over the previous year.

On the same basis, and adjusting for the impact of preferred stock in the first quarter of last year, earnings per share increased from $0.14 per share in the first quarter of last year, to $0.20 per share in the first quarter of this year.

EBITDA, which we believe to be a good measure of our business performance, increased approximately 65% to $13.6 million over the previous year, and increased 150 basis points as a percentage of revenue. Capital expenditures for the first quarter were $6 million, and included $3.6 million in developed curriculum, primarily to support our high-school offerings. In addition, we financed $12.5 million in computers and software, for use by students.

Before I get to the guidance, I thought it might be useful to provide a few comments on our accounts-receivable balance, as this is one of the largest amounts on our balance sheet, and is heavily impacted by seasonality. AR at the end of the first quarter was approximately $89 million, compared with a year-end balance of $30.7 million.

The primary reason for the increase was the substantial increase in revenues. In addition, because we bill for most of the student materials at the time of shipment, and also bill up-front fees for the other — for the other educational components we provide, the timing of our billings is weighted towards the first quarter.

On the other hand, the states where we operate utilize a variety of funding formulas, which generally result in funding to a school being either straight-lined across the school year, or, in many cases, back-loaded. In addition, new schools often require initial cash advances to ramp-up operations, prior to the commencement of state funding.

For these reasons, our AR balances will be at their highest levels in the first quarter, and will decline across the remainder of the year. Offsetting this, deferred revenues, which are primarily attributable to billings for up-front fees, and are amortized against revenue over the school year, will also decline over the course of the year.

Now, let me make just a few comments on our outlook for the full year. We are projecting revenues to fall within a range of $310 million to $320 million, and operating income to be between $19 million and $22 million.

We project depreciation and amortization to be between $19 million and $20 million, and non-cash stock-compensation expense to be approximately $2.7 million to $3 million. Regarding interest, we currently have our cash balances invested in instruments that are highly secure, but very low in yield. As a result, we anticipate that the interest expense associated with the capital leases on student computers will offset the interest income on the cash balances. As a result, we project net interest expense of $400,000 to $700,000 for the year.

Our estimated book tax rate for the year is between 43% and 44%, and we believe that we will have 30 million to 31 million fully diluted shares outstanding for the year. And, finally, we are projecting capital expenditures of approximately $38 million to $42 million, inclusive of the purchase of student computers. And with that, I’ll turn the call back over to Ron.

Ron Packard: Thank you, John. At this point, we’ll open the line for questions.

Q&A

Operator: (Operator Instructions) And our first question will come from the line of Suzi Stein, with Morgan Stanley. Please proceed.

Suzi Stein: Hi. Can you guys just give some more color on when you expect to hear about the 2010 budgets? I mean, when can we start hearing if there are any cuts? And, I guess, just intuitively, wouldn’t you think that this option would become more attractive, given that it’s a discount to traditional school, as states are thinking about cutting their budgets?

Ron Packard: Sure — great question. We’ll get visibility to the 2010 funding changes sometime between — usually between March and June of this coming year, depending on the state. So what happens is the states generally go through their budgeting processes for schools in their legislative sessions.

So, in those sessions, we’ll know what’s going to happen for funding. And there’s no question that what we do is a bargain to the taxpayers, because it is a savings for government and taxpayers on a per-pupil basis.

But, again, there are a lot of forces that protect what the traditional funding is, so we — we’re not sure that necessarily everybody will see it that way. But we’re working very hard to communicate that savings. And it’s best for taxpayers if they have these schools, and have a lot of children in those schools.

Suzi Stein: Okay. All right, great. Thank you.

Ron Packard: You’re welcome.

Operator: And our next question will come from the line of Jeff Silber, with BMO Capital Markets. Please proceed.

Jeff Silber: Thanks so much. It’s Jeff Silber. I just wanted to talk about your cash flow and balance sheet. And, John, thank you so much for the color regarding the seasonality. That’s helpful. But based on what you see right now, do you think the company will be free-cash-flow positive this year?

John Baule: I think that we’ll generate cash from operating activities across the year. And whether we’re free-cash-flow depends, to some extent, on where we end up from a CapEx perspective. I mean, we’ll be in that range.

Jeff Silber: And can you also remind us, in terms of capacity and credit lines — some of the terms that you have. And some of the other companies — not necessarily in this space — but given everything that’s going on with the credit crunch right now — and we’ve had some banks come to companies to talk about the future, and potentially renegotiating terms. Have you had any conversations like that with any of your banks? Thanks

John Baule: Well, we have one major credit line, which is for $20 million, with a bank that’s doing quite well. So, it expires on December of 2009. That’s our credit agreement. So, as far as I know, our bank — I guess I can say our bank is PNC Bank. And I think they’re very solid. So I’m not — we’re not too worried about that.

Jeff Silber: All right. That’s great to hear. Shifting gears towards operations, can you remind us how many states you operate in that have enrollment caps, and how many of those states are you up against those enrollment caps right now, in terms of constraints?

Ron Packard: Well, it depends on how we define caps. But we are basically up against the cap everywhere we have caps, with the exception of Oregon, where we’re not at the cap yet there, because we opened up so late there. But we see — the primary states that have enrollment caps currently are Texas and Florida, which — and Arkansas — all of these states have huge waiting lists, despite that we don’t really recruit students in those states, because it fills without doing that. But those are the three where we’re really, at this moment in time, handicapped by those caps, with regard to growth. There are some others that have caps, but they’re not major effects.

Jeff Silber: And in those three states, have there been any discussions to potentially increase those caps or get rid of those caps?

Ron Packard: Oh, we’re constantly working on that. In the state of Texas, we had an increase in the cap this year — almost double the size of the school. Of Arkansas, we’ll actively try to have that cap removed in the legislative session, or in this coming year.

And in Florida, they are basically moving where districts can run their own programs, and K12 is now contracting with districts to run programs for individual districts there. So — and those district programs do not have caps.

Jeff Silber: Okay. That’s great to hear. I’ll let somebody else jump in. Thanks so much.

Operator: And our next question will come from the line of Sara Gubins, with Merrill Lynch. Please proceed.

Sara Gubins: Hi. Thank you. Good morning.

Ron Packard: Morning.

Sara Gubins: Could you talk about how the rest of the fall launch went, operationally? I know that there had been some disruption to operations when you reported your last quarter.

Ron Packard: Subsequent to the last quarter, I am happy to report everything went very smoothly. We got the materials out, and the systems have been running beautifully and very, very fast. So, once we got through that crunch at the very beginning, things went very smoothly.

Sara Gubins: Okay. And just a couple of questions on your guidance — how are you thinking about enrollment trends for the rest of the year? Do you — does the guidance basically assume that enrollment is flat?

Ron Packard: John, you want to take that?

John Baule: Yes, sure. I think we’re assuming that enrollments remain flat over the course of the year. What we always say is once we know our first quarter, we have never had a decline of even as much as 1%. In some — in a few years, we’ve seen increases, but the caps really make that difficult to happen during the course of the year, so I think we’re projecting it to be flat.

Sara Gubins: Okay. And then, in terms of instructional costs and services, it sounds like that was obviously hit a lot by the expedited shipping. Should we use the rate of increase on a year-over-year basis for instructional costs as a percent of revenue as something reasonable to look at going forward for the rest of the year, or was that unusually high?

And I guess I’m wondering if you’d expect to get any leverage in that line item now that most of the high-school curriculum is being delivered in-house, as opposed to licensed?

Ron Packard: John, you want to go ahead with that?

John Baule: Sure. I think, one, obviously, the expedited shipping is more of an impact to the first quarter. Stand-alone, it doesn’t really carry forward, since the vast majority of our shipments occur in the first quarter.

So, if I were looking at it across the year, I would say that I don’t see a reason why trends should differ dramatically from last year, with the exception that the managed-school percentage and the high-school percentage, overall, have an impact on those — so, if you were to think of it that way. The other question — I’m sorry. What was the second part you asked there, Sara?

Sara Gubins: I guess I’m just wondering, within high school

John Baule: Yes. The license —

Sara Gubins: Exactly, yes.

John Baule: I’m sorry. Absolutely — I think that one of the reasons we’re expending a lot of money on building courses for high school is to reduce the licensing fees we have to pay — also because we believe that, in most cases, we produce better courses.

But this year, over 90% of the courses that we deliver to students will be our proprietary courses. Some of those courses are being built during the year, but — and are part of the CapEx this year — but 90% will be there. So, the licensing fees are definitely going to — will reduce — will drop.

Sara Gubins: Great. Thank you. I’ll turn it over.

Operator: And our next question will come from the line of Amy Junker, with Robert W. Baird. Please proceed.

Amy Junker: Good morning. If you could, just talk a little bit about the product-development costs. They were down year over year in this first quarter. Is that an issue just of timing? Or should we expect that to be lower for the year?

And just, John, following up on the last question from Sara — I just want to make clear — so you’re not at 90% yet for the licensed — or for proprietary curriculum in high school — but you expect to be there by the year? Thanks.

John Baule: Well, I’d say we are. I’d say 90% of the courses that we deliver this year — in this school year — will be proprietary. And we’re already doing that. The courses are being delivered as we — this year, because the school year has already started.

As far as product-development expenses, we’ll — this was — it was seasonally a bit low this quarter, but what we would expect is what we said in earlier guidance — that we expect that to grow at about a 10% to 12% a year rate, over the foreseeable future.

Amy Junker: Okay. So, we should see a ramp-up in that as we go through the remainder of the year? And just a clarification on the minority interest, which hit this quarter and was somewhat meaningful — how should we think about that on a go-forward basis? Is there seasonality? Would we expect that same — kind of same level? You did a great job of giving us kind of all the pieces to get to EPS for guidance of the full year, except that one piece.

John Baule: Yes.

Amy Junker: So, if you could share some, that would be great.

John Baule: It’s probably because it’s the hardest to predict. But I would say that it is — there is a little bit of seasonality. The first quarter will tend to be higher than what you’re going to see the rest of the year, probably because that — you enroll students similar to the US in a school year. I would — we would project that, for the year, we’ll probably have a benefit of somewhere between $0.5 million and $0.7 million.

Amy Junker: Oh, okay. So, meaning lower for the rest of the year? And then, just lastly, Ron, you’ve talked about, in the past, exploring the possibility of selling through the retail channel, like a Wal-Mart or a Costco.

Can you just tell us kind of where you are in that process? Have you already — are you looking to hire someone or already hired someone to lead that effort? And, I guess, how confident are you that that really is a sound strategy, going forward?

Ron Packard: Well, I wouldn’t say I’m confident, necessarily, that we’re going to end up selling through a retail channel through the big-box retailer, so to speak. I do believe that there’s tremendous demand from consumers for things we offer, like individual courses, particularly things like foreign language, and also many of the things we’ve developed that are subsets of courses — there is consumer demand for it.

So, we’re in — we’re still in the process of figuring out what the right way to reach those consumers is. And it could be — there’s all kinds of alternatives. You can do it through the Internet itself.

So, we’re just beginning. We’ve hired one person. We’ll probably hire some more to actually build that business. But we don’t — we don’t build that in any of our future models yet. But we’re absolutely exploring it. And I, by no means, am certain that we’re going to go to a retail strategy.

Amy Junker: Great. Thank you.

Operator: And our next question will come from the line of Ariel Sokol with Wedbush. Please proceed.

Ariel Sokol: Good morning, and congratulations — just a follow up on some CapEx investment questions. Could you provide some granularity regarding these investments? And, specifically, how should we think about CapEx moving forward, perhaps, as a percent of revenue? And then, kind of a second related question — what percent of CapEx guidance is related to the purchase of computers, versus other investments, such as buildings or, perhaps, the curriculum-development costs? Thank you.

John Baule: Okay. I’ll take that one, if you want. So, number one, I would say, if you look at the CapEx and break it down — looking at our full-year guidance of $38 million to $42 million, approximately $14 million to $15 million of it would relate, most likely, to student computers. These are the computers we purchase for students in our schools.

Through the first quarter, that was $12.5 million. So you get the bulk of those purchases in the first quarter. And we do those through capital leases — just as a note — so you won’t see those show up on the cash-flow statement as capital expenditures, because we lease them.

And then the remainder is $24 million to $27 million, which is devoted to internal systems — systems that create the virtual school for us — and also the capitalized curriculum that we build. The — as a percentage of revenues, what we would expect — because at the end of this year, our high-school curriculum will be substantially complete — what we would expect is that capital expenditures will begin to decline as a percentage of revenues.

They’re already declining a little bit in our model. So they’ll begin to decline as a percentage of revenue, with the exception of the student computers, because, obviously, they’re tied to enrollment growth. So we would expect those to continue to grow, probably, roughly at the rate of enrollments.

Ariel Sokol: All right. Thank you.

Operator: (Operator Instructions) Our next question will come from the line of [Giri Krishnan], with Credit Suisse. Please proceed.

Giri Krishnan: Hi, Ron. I had a question about the mix between managed and unmanaged schools. Obviously it’s gone up — the managed-school mix has gone up on the last few quarters. Could you see that, conceivably, going up even further in the future? Or is there a — is there threshold, so to speak, at which you don’t expect that percentage to go up any further?

Ron Packard: I think that that percentage is going up because the growth rates in the managed schools are higher than the non-managed schools. So, I think you could see that trend continue. But it’s hard to predict because we’re also now actively getting a lot of non-managed-school-type contracts. So, it’s tough to predict, but it absolutely could continue.

Giri Krishnan: Okay. And then I think you alluded to the possibility that the next year — even though it’s too early to predict trends — that you might see per-pupil — per-student funding may be declining in more than just a state or so. Could that maybe even be offset the higher revenue per enroll you get, because of the managed-school mix?

Ron Packard: I don’t think that it will. Because, remember, it’s not every state that you’re going to possibly see a decline. In a lot of states, you will see increases. So I’m not sure the net effect of, in 2010 — at all, will be negative. Most likely, it will be positive — just smaller than it was in previous years.

Normally, you’d see this — the funding go up 2% to 4% historically. And it’s pretty consistent. In years like this, maybe — it’s usually 0% to 2% for 2010. So it — my guess is the overall increase will still be positive, so there’s no way it could offset the trend in the managed schools.

Giri Krishnan: Okay. Okay, that helps. And then just a comment, and this may be a question for John. I think there was a comment in the queue around the section that refers to accounts receivable, where it appeared as if there was a growth in schools with slower payment plans. Could you, maybe, explain what that actually — what’s driving that?

John Baule: Well, the point is that every school — every state has its own formulas for determining when funding occurs. It could — and some states say we’re going to pay one-tenth of the estimated amount each and every month. Some states have a look-back process, where they look back several months at enrollment, at a previous count date. Some states, I think it’s kind of like the — some of the lunar months method.

But what happens is, as we add states, they — it sometimes will take a little while for the funding to get — catch up with the initial billings that we have. So, it’s just kind of a mix. And it’s very difficult to predict. But it basically dictates when money comes to the school, and that’s when the schools are able to pay the invoices from K12.

Giri Krishnan: Right. So, basically, you’re saying it was a factor in the quarter, but it’s not indicative of a trend going forward. It’s just some things.

John Baule: Yes. I —

Giri Krishnan: Okay.

John Baule: I think that’s right. And as far as a factor in the quarter, one of the things that — new schools tend to have an impact on that, especially, because you’re starting from zero.

Giri Krishnan: Right.

John Baule: And then most funding formulas aren’t built in a way that thinks about a school starting from zero, and all of a sudden having 1,000 kids. They’re built with tiny little increments. So it takes a while to catch up.

Giri Krishnan: Okay. Thank you.

Operator: And our next question is a follow-up question from the line of Amy Junker, with Robert W. Baird. Please proceed.

Amy Junker: Hi. Thanks. I just wanted to follow up, Ron, on your comment about the international. It sounds like you have a couple hundred students enrolled there. I’m just wondering — are you finding that that’s mostly, at this point, expatriate kids that are attending, or are you also seeing some pretty good traction out of international students? And how would you expect that to trend on a go-forward basis?

Ron Packard: Well, I’d say a couple things. One it’s more than a couple hundred. It’s — no, I said hundreds. I think that’s what I said. But it’s more than a couple hundred. We’re seeing a lot of expatriates’ kids, a lot of US citizens. I think that makes sense, because in the early part, you’ll see they’re the ones that are going to be more aware of this. But I believe, over time, the mix of kids we get who are foreign nationals will actually grow at a faster rate. So we’ll have a higher mix of foreign nationals in the future than we have right now.

But we’re still — again, this is our first year. We’re figuring out how to market this, and how to recruit students. And so we’re expending money on that. And so, like, the international school has a negative contribution this year. But I’m guessing, in 2010, it’ll be positive.

Amy Junker: And I just want to clarify — the Dubai school — are you including that as part of your international?

Ron Packard: Yes.

Amy Junker: No, I mean the students of Dubai — is included in those hundreds of students?

Ron Packard: Yes.

Amy Junker: Okay, great. Thank you.

Ron Packard: Dubai, by itself, has more than 100.

Amy Junker: Great.

John Baule: Let me just confirm, by the way, Amy, that we do not include those enrollments right now in the 56,233 that we had at the end of the first quarter.

Amy Junker: Okay, great. That’s helpful. Thanks.

Operator: And our next question is a follow-up question from the line of Sara Gubins, with Merrill Lynch. Please proceed.

Sara Gubins: Thank you — two follow-ups. First, could you talk about student-retention trends, and how retention trended from last year to this year? And, then, second, could you give an update on the competitive environment, and maybe any activity, by states themselves, in terms of online education?

Ron Packard: All right. With regard to the retention trends — if we look at last year at this point, to this year at this point, there’s not significant differences. And it’s mostly statistical noise. So it’d be tough for me to tell you one way or the other.

So the answer is it’s relatively the same. The competitive environment — I mean you’ve probably — we had the same competitors we had. Obviously, the competitive environment has not stopped us from being able to grow our revenue at a higher rate, obviously, much faster than we had contemplated back with — in the — at the IPO road show.

So, I think this market is growing so fast, there’s room for more than one competitor. We believe now, particularly with the additions and changes to our high-school product, that there’s nobody that has anything even close to what we’re offering, in terms of quality on a bunch of dimensions. So we expect to actually be, despite increasing competition, to actually take share. We’re being very aggressive about that, because we do believe what we’re doing is just significantly better.

Sara Gubins: Okay. And so, for student retention, is it fair to say that about somewhere around 70% of students typically continue on from one year to the next?

John Baule: You know —

Ron Packard: Go ahead, John.

John Baule: You know what, Sara? We don’t really report on that, other than what we said on the road show.

Sara Gubins: Okay.

John Baule: Because once you start doing that, then it just gets you down a slippery slope. So it’s like Ron said — no material difference from year to year.

Sara Gubins: Okay, great. Thanks a lot.

Operator: And at this time, we have no questions in queue. I would now like to turn the call back over to Ron Packard, for closing remarks.

Ron Packard: I’d like to thank all of you for attending this call. I would also like to remind everybody that we will be presenting at the UBS Global Technology and Services Conference on Wednesday, in New York, and the Signal Hill Education Conference on Thursday, in Baltimore. Thank you. And I look forward to seeing some of you there.

Operator: Thank you for your participation in today’s conference. This concludes your presentation. You may now disconnect. Good day, everyone.

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